Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of RainRock Acquisition Corp. (the “Company”) on Form S-1 of our report dated January 7, 2026, with respect to the financial statements of the Company as of December 12, 2025, and for the period from September 9, 2025 (inception) through December 12, 2025, included in this Registration Statement. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

New York, New York

January 7, 2026